Exhibit 99.1

NITROMED, INC 125 SPRING STREET LEXINGTON, MA 02421
t. 781.266. 4000 f. 781.274.8080 www.nitromed.com

NitroMed Board Appoints New Senior Management

LEXINGTON, MA—(March 21, 2006)— The Board of Directors of NitroMed, Inc. (NASDAQ:NTMD) today announced that Dr. Argeris (Jerry) Karabelas, current Chairman of NitroMed’s Board of Directors, has been appointed interim Chief Executive Officer of NitroMed, in addition to his role as Chairman. Dr. Karabelas succeeds Dr. Michael Loberg, who resigned from his position as NitroMed’s President, Chief Executive Officer and director effective today.

Dr. Karabelas is a partner of Care Capital, LLC, a life sciences investment firm. Prior to joining Care Capital, Dr. Karabelas was Chief Executive Officer of Worldwide Pharmaceuticals at Novartis AG. His career in the pharmaceutical business includes leadership of SmithKline Beecham’s global pharmaceutical business.

The Board also announced the appointment of Kenneth Bate as Chief Operating Officer and Chief Financial Officer of NitroMed. Mr. Bate succeeds Dr. Lawrence Bloch, who resigned from his position as NitroMed’s Chief Financial Officer and Chief Business Officer effective today. Mr. Bate has held  positions as Executive Vice President, Head of Commercial Operations and Chief Financial Officer of Millennium Pharmaceuticals and as Vice President of Sales and Marketing and Chief Financial Officer  at Biogen (now Biogen Idec). He is a founding partner of JSB Partners.

“We would like to thank Michael Loberg and Larry Bloch for their work in steering BiDil® through development, approval and bringing this important medicine to market,” Dr. Karabelas said.

Webcast and Conference Call
NitroMed will host a webcast and conference call, including an open question and answer session to discuss the new senior management team.

Date:	Wednesday March 22, 2006
Time:	10 am ET
Access by Conference Call:
	Domestic callers:	Dial 866-770-7129
	International callers:	Dial 617-213-8067
	Participant passcode:	90241061
Access by Webcast:
Go www.nitromed.com and follow instructions for the live webcast.
Participants may register in advance.

An audio replay of the call will be available two hours after the call. The replay can be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode ID for all callers is 16906412. In addition, an audio webcast of the call will be archived on the NitroMed website for an indefinite period of time.

About NitroMed, Inc.
NitroMed of Lexington, Massachusetts is a research-based emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients.  In this population, BiDil is indicated as an adjunct to current standard therapies such as ACE inhibitors and/or beta blockers. There is little experience in patients with New York Heart Association class IV heart failure. BiDil was approved in June 2005 by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the Company’s landmark African American Heart Failure Trial (A-HeFT), and since July 2005, has been marketed by NitroMed through a nationwide, dedicated contract sales force.

The Company is committed to the development of novel pharmaceuticals and safer, more effective versions of existing drugs to treat underserved patient populations. NitroMed’s development efforts are primarily directed at expanding its cardiovascular franchise.

Forward Looking Statements
Statements in this press release about future expectations, plans and prospects for the Company, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the Company’s ability to transition its senior management team effectively, if at all; patient, physician and third-payer acceptance of BiDil as a safe and effective therapeutic; the Company’s ability to obtain preferential reimbursement treatment for BiDil, if at all, and the impact of obtaining such preferential reimbursement treatment on BiDil sales, if any; the Company’s ability to effectively and efficiently transition its contract sales force to NitroMed within the time frame expected, if at all; the Company’s ability to successfully market and sell BiDil with reduced sales force representation; the impact, if any, of practice guidelines and peer-reviewed publications on market acceptance of BiDil; the effectiveness of the Company’s marketing and sales strategy; the Company’s ability to develop and maintain the necessary sales, marketing and manufacturing capabilities to launch and commercialize BiDil; unanticipated difficulties in maintaining regulatory approvals to market and sell BiDil; adverse side effects experienced by patients taking BiDil; the Company’s ability to obtain or maintain intellectual property protection and required licenses; the Company’s ability to obtain the substantial additional funding required to conduct manufacturing, marketing and sales of BiDil; unanticipated operating expenses for the remainder of the fiscal year 2006 and other factors discussed in its Annual Report on Form 10-K for the year ended December 31, 2005, which has been filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

For full prescribing information, visit: www.BiDil.com.

BiDil is a registered trademark of NitroMed, Inc.

Contacts:
Sondra Newman, Investor Relations
P:	781.266.4197
C:	781.640.3088

Jane Kramer, Media

P:	781.266.4220
C:	781.640.8499

Source: NitroMed, Inc.